410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Strong First Quarter of Fiscal 2021 and
Record First Quarter Net Sales

CHICAGO-(December 7, 2020) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its first quarter of fiscal year 2021.

	First Quarter
	Ended October 31
	2020	2019	Change
Consolidated Results
Net Sales	$76,097,000	$71,122,000	7%
Net Income Attributable to Oil-Dri	$3,984,000	$3,536,000	13%
Earnings per Common Diluted Share	$0.56	$0.50	12%
Business to Business
Net Sales	$27,522,000	$26,478,000	4%
Segment Operating Income	$8,196,000	$8,296,000	(1)%
Retail and Wholesale
Net Sales	$48,575,000	$44,644,000	9%
Segment Operating Income	$4,478,000	$3,360,000	33%

Daniel S. Jaffee, President and Chief Executive Officer, stated, “Coming off of a year with record sales and net income, I am extremely pleased that our momentum has continued into the first quarter of fiscal 2021. These solid results demonstrate how we are succeeding in our mission to Create Value from Sorbent Minerals as we align with a diversified customer base spanning many different industries and countries. Revenues from cat litter remain strong both domestically and internationally, as more consumers embrace the value of our lightweight litter. We achieved sales gains within our Business to Business (“B2B”) Products Group while setting quarterly net sales records for both our agricultural products and our co-packaged coarse cat litter business. However, COVID- 19 and other market challenges caused headwinds for our animal health, industrial, sports, and jet fuel processing businesses. Fortunately, our diversified product portfolio generated significant consolidated revenues, operating income and net income, all of which increased in the first quarter over the prior year.

While I am pleased with our strong performance this quarter, I am disappointed with our lack of progress in Amlan International, our animal health business. As a result, I recently assumed the responsibilities of President of Amlan International in addition to my role as CEO. I had similar dual responsibilities during the launch of our revolutionary lightweight cat litters and then successfully handed off those responsibilities when the timing was right. I plan to do the same with Amlan. My goal is to position Amlan for rapid growth and then appoint a new leader as president at the opportune time for the growth of the business.

As we continue to persevere through the pandemic, we remain committed to ensuring the health and safety of our teammates and servicing our customers with the highest level of standards. We continue to focus on our growth strategies and are well positioned for the future.”

Consolidated Results
Consolidated net sales for the first quarter of fiscal 2021 reached $76 million, reflecting a 7% increase over the prior year. This growth was primarily driven by increased demand of our cat litter, agricultural, and fluids purification products. Consolidated gross profit rose 2%, while margins declined slightly to 27% in the first quarter of fiscal 2021 from 28% in the same period last year. This margin reduction can be attributed to higher freight, packaging and, to some extent, material and non-fuel manufacturing costs. Transportation costs per manufactured ton were higher in the first quarter due to a national driver shortage and tight trucking capacity, in part caused by the return of non-essential businesses and the pre-holiday inventory build driven by e-commerce and brick and mortar retailers. Packaging costs per manufactured ton increased due to product mix. Lower natural gas costs helped to offset these increases. Total selling, general and administrative (“SG&A”) expenses for the first quarter were $687,000 lower than the prior year, a 4% decrease, resulting from reduced advertising and travel expenses. Consolidated operating income was $5.2 million, a 26% increase over the prior year. During the first three months of fiscal 2021, Oil-Dri experienced unfavorable exchange rate losses, higher interest expenses and a 2% tax rate increase versus a year ago. Net income attributed to Oil-Dri reached $4.0 million in the first quarter which represents a 13% increase over the prior year.

Our balance sheet remains strong, with cash and cash equivalents of $31 million and approximately $10 million of debt.

Products Group Review
The Business to Business Products Group’s first quarter revenues increased 4% compared to the prior year. The majority of this gain was due to a 22% increase in sales of our agricultural products, primarily resulting from a significant uptick in demand from a large customer. In addition, there was an expected shift in timing of sales to a key customer from the fourth quarter of fiscal 2020 to the first quarter of fiscal 2021. Within the agricultural products business, we experienced revenue growth from many of our existing customers and gained new distribution as well. The B2B Products Group also benefitted from a 3% increase in sales within the fluids purification business. Sales of our bleaching clay products were strong in Europe, Africa and Latin America, while softer revenues were experienced in North America due to crop conditions. Since COVID-19 has caused a reduction in air travel, sales of our Ultra-Clear products used for jet fuel processing continued to suffer. During the first three months of the fiscal year, our animal health business faced several challenging conditions resulting in a 17% sales decrease from the prior year. COVID-19 and African Swine Fever continue to present obstacles in many feed additive markets in which we sell. Changes in distributors and unfavorable exchange rates resulted in revenue declines in Latin America. Sales within Africa decreased due to a shift in timing of orders, while higher revenues within China, Mexico and Indonesia partially offset the losses in other regions of the world. Our co-packaging coarse cat litter business delivered strong top line growth of 5% in the first quarter over the same period last year which helped raise overall B2B sales. This increase reflects the upward trend of pet ownership and the early build of inventory in anticipation of potential pantry loading related to COVID-19.

Operating income in the B2B Products Group was $8.2 million in the first quarter, a 1% decrease over the prior year. Higher sales and lower SG&A expenses were offset by increases in freight and packaging costs. Decreased SG&A costs were mainly due to lower travel expenses related to COVID-19.

Our Retail & Wholesale Products Group’s first quarter revenues reached $48.6 million, representing a 9% gain over the same period last year. Our total domestic cat litter sales increased by 12% which exceeded category growth of 2.1% for the 12-week period ended October 31, 2020, according to third-party market research data for retail sales1. Oil-
Dri’s growth was due to strong demand for our private label products, both lightweight and heavyweight, and branded scoopable items. Sales gains were achieved through customer base expansion, new item launches, and increased demand from existing customers. In-store promotions and the impact of COVID-19 on increased pet adoptions also helped to boost sales. We experienced continued momentum from e-commerce retailers as demonstrated by a double-digit sales increase in the first quarter as compared to the same period last year. Revenues of cat litter from our Canadian subsidiary also remained elevated with gains of 17% in the first quarter versus a year ago. Unfortunately, COVID-19 continues to negatively impact sales of our industrial and sports products, as customers have reduced their demand and many sports fields remain closed.

Operating income for the Retail and Wholesale Products Group was $4.5 million in the first quarter, reflecting a 33% increase over the prior year. This increase can be attributed to higher revenues, lower natural gas costs and reduced SG&A expenses. Advertising spending declined in the first quarter compared to the prior year, as a result of a shift in the timing of our programming. We continue to implement our highly targeted digital media strategy and expect total advertising costs for the full 2021 fiscal year to be comparable to fiscal 2020 spending levels.

Due to the uncertainty and concerns relating to the COVID-19 pandemic, Oil-Dri will host its first quarter fiscal 2021 earnings discussion and its Annual Meeting of Stockholders virtually via a live webcast on Tuesday, December 8, 2020 at 9:30 a.m. Central Time. Participation details are available on the company’s website’s Events page.

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1Based in part on data reported by Nielsen through its Scantrack Service for the Cat Litter Category in the 12-week period ended October 31, 2020, for the U.S. xAOC+Pet Supers market. Copyright © 2020 Nielsen.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 75 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri”, “Amlan”, and “Ultra-Clear” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings
Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)	First Quarter Ended October 31
	2020	% of Sales	2019	% of Sales
Net Sales	$76,097	100.0%	$71,122	100.0%
Cost of Sales	(55,793)	(73.3)%	(51,187)	(72.0)%
Gross Profit	20,304	26.7%	19,935	28.0%
Selling, General and Administrative Expenses	(15,127)	(19.9)%	(15,814)	(22.2)%
Operating Income	5,177	6.8%	4,121	5.8%
Interest Expense	(192)	(0.3)%	(103)	(0.1)%
Other (Expense) Income	(230)	(0.3)%	59	0.1%
Income Before Income Taxes	4,755	6.2%	4,077	5.7%
Income Tax Expense	(806)	(1.1)%	(617)	(0.9)%
Net Income	3,949	5.2%	3,460	4.8%
Net Loss Attributable to Noncontrolling Interest	(35)	—%	(76)	(0.1)%
Net Income Attributable to Oil-Dri	$3,984	5.2%	$3,536	4.7%

Net Income Per Share (1): Basic Common	$0.57		$0.51
Basic Class B Common	$0.43		$0.38
Diluted Common	$0.56		$0.50
Diluted Class B Common	$0.42		$0.37
Avg Shares Outstanding: Basic Common	5,149		5,149
Basic Class B Common	1,926		2,050
Diluted Common	5,276		5,229
Diluted Class B Common	1,978		2,077

(1) Our Form 10-Q for three months ended October 31, 2020 and 2019 reflects a change in presentation for net income per share. We have historically disclosed net income per share for our diluted Common and Class B Common shares in total. As we have two classes of common shares, we have elected to change our net income per share presentation to reflect net income per share for both of our classes of common shares - our diluted Common shares and our diluted Class B Common shares.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of October 31
		2020	2019
Current Assets
Cash and Cash Equivalents		$31,291	$19,260
Accounts Receivable, Net		39,212	36,269
Inventories		23,493	23,803
Prepaid Expenses and Other		8,289	6,213
Total Current Assets		102,285	85,545
Property, Plant and Equipment, Net		91,038	90,206
Other Noncurrent Assets		34,048	33,991
Total Assets		$227,371	$209,742

Current Liabilities
Current Maturities of Notes Payable		$1,000	$3,059
Accounts Payable		9,745	7,942
Dividends Payable		1,807	1,766
Other Current Liabilities		21,918	17,235
Total Current Liabilities		34,470	30,002
Noncurrent Liabilities
Notes Payable		8,857	—
Other Noncurrent Liabilities		33,728	41,804
Total Noncurrent Liabilities		42,585	41,804
Stockholders' Equity		150,316	137,936
Total Liabilities and Stockholders' Equity		$227,371	$209,742

Book Value Per Share Outstanding		$21.25	$19.16

Acquisitions of:
Property, Plant and Equipment	First Quarter	$3,568	$3,900
	Year To Date	$3,568	$3,900
Depreciation and Amortization Charges	First Quarter	$3,504	$3,469
	Year To Date	$3,504	$3,469

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Three Months Ended
	October 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,949	$3,460
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	3,504	3,469
Increase in Accounts Receivable	(4,196)	(980)
Decrease in Inventories	462	371
(Decrease) Increase in Accounts Payable	(1,435)	835
Decrease in Accrued Expenses	(8,106)	(3,812)
Increase in Pension and Postretirement Benefits	173	621
Other	2,214	2,728
Total Adjustments	(7,384)	3,232
Net Cash (Used in) Provided by Operating Activities	(3,435)	6,692

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(3,568)	(3,900)
Other	3	—
Net Cash Used in Investing Activities	(3,565)	(3,900)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Notes Payable	—	(3,083)
Dividends Paid	(1,803)	(1,761)
Purchase of Treasury Stock	(978)	(500)
Net Cash Used in Financing Activities	(2,781)	(5,344)

Effect of exchange rate changes on Cash and Cash Equivalents	182	(50)

Net Decrease in Cash and Cash Equivalents	(9,599)	(2,602)
Cash and Cash Equivalents, Beginning of Period	40,890	21,862
Cash and Cash Equivalents, End of Period	$31,291	$19,260